UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 15, 2022

BRT APARTMENTS CORP.
(Exact name of Registrant as specified in charter)

Maryland	001-07172	13-2755856
(State or other jurisdiction of incorporation)	(Commission file No.)	(IRS Employer I.D. No.)

60 Cutter Mill Road, Suite 303, Great Neck, New York 11021
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: 516-466-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BRT	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet
Arrangement of a Registrant.

On or about September 15, 2022, we entered into an amendment (the "Amendment"), to our amended and restated credit facility (the "Facility") with VNB New York, LLC, an affiliate of Valley National Bank (“VNB”). Among other things, the Amendment (i) increased the amount we are permitted to borrow from $35 million to an aggregate of $60 million, subject to compliance with borrowing base requirements and other conditions, (ii) increased from $15 million to $25 million the amount that may be used for working capital (including dividend payments) and operating expenses, (iii) extended the term of the facility from November 2024 to September 2025, (iv) reduced the interest rate to the prime rate (subject to a floor of 3.5%) by eliminating the 25 basis point spread over the prime rate, (v) increased the number and value of the unencumbered properties we are required to maintain from two properties with a value of at least $50 million to three properties with a value of at least $75 million and (vi) requires that we maintain a tangible net worth of a least $140 million.

There is an annual fee of 0.25% on the total amount committed by VNB and unused by us, and a one-time fee of approximately $346,000 which was paid when we entered into the Amendment. As of September 15, 2022, approximately $7.0 million is outstanding on the credit facility and $53.0 million is available to be borrowed thereunder.

The foregoing summary is qualified in its entirety by reference to the Amendment, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits.

In reviewing the document included as exhibits to this report, please note they are included to provide information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to such documents. Certain documents contain representations and warranties by one or more of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit No.	Description
10.1	Amendment dated September 14, 2022 to the Amended and Restated Loan Agreement made as of November 18, 2021, by and between us and VNB New York, LLC.
101	Cover Page Interactive Data File - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRT APARTMENTS CORP.

September 16, 2022	/s/ David W. Kalish
David W. Kalish
Senior Vice President - Finance